BIOSPHERE DEVELOPMENT CORP
(BAHAMAS)

BIOSPHERE TECHNOLOGY LICENSE
AGREEMENT

License number BTLA-200901

awarded to

Wister Associated Inc.

January 1st 2009

Biosphere Development Corp hereby licenses Wister Associated Inc., on a nonexclusive basis for an initial period of 10 years with subsequent rollover options for further 5 to 10 year periods, providing Wister Associated Inc., ., reaches and maintains sales of a minimum of twenty five (25) x 6MW/hr Biosphere Process System’s per year to use Biosphere System Technology for the purpose of marketing, selling, leasing and operating Biosphere Process Systems in the Peoples Republic of China using the Bio Sphere technology. This licence provides that any developments, modifications, alterations, enhancements and/or improvements arising from or as a result of this licence in any format from the actions of Wister Associated Inc., ., are and shall remain at all times the sole property of Dr CA McCormack, and that McCormack shall retain all other rights to the Biosphere System Technology in accordance with the contractual agreements between McCormack and Biosphere Development Corp (Bahamas).

Dr. CA McCormack, Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.

This BIOSPHERE TECHNOLOGY LISENCE AGREEMENT (hereinafter referred to as the “BTLA”) is granted on January 1st 2009 by Biosphere Development Corp (Bahamas) (hereinafter referred to as "BDC") a Bahamian Corporation, (No. 134790 B) incorporated in Nassau Bahamas under the Bahamian International Business Companies Act, 2000, with an address at P.O. Box 13277 Cable Beach Nassau Bahamas, to Wister Associated Inc., ., (hereinafter referred to as "WISTER ASSOCIATED INC., .,") its owners, subsidiaries, affiliates, successors and or assigns, a corporation incorporated under the laws of the Republic of Panama with an address at 53rd Street Urbanizacion Obarrio Swiss Tower 10th Floor Panana Republic of Panama.

both hereinafter collectively referred to as "the Parties".

The Parties acknowledge that Dr. CA McCormack (MCCORMACK) has developed and owns a proprietary system, the Biosphere Process™ System, the design and all components thereof and associated know how developed prior to the execution of this BTLA or during the course of the operation of this BTLA, which MCCORMACK has assigned to BDC for purposes of commercial marketing, manufacturing and development (hereafter "System" or "Systems"). The Parties further acknowledge and declare that MCCORMACK is a third party beneficiary to this Agreement.

BDC hereby, transfers its 31% shareholding in Biosphere Asia Pacific, its 31% shareholding in International Environmental Energy Corp, its 45% shareholding in Biosphere Hong Kong Limited and its 97.12% shareholding in Biosphere (Shaoxing) Technology Co. Ltd., and permits WISTER ASSOCIATED INC., ., on the basis of this BTLA, and WISTER ASSOCIATED INC., ., hereby acknowledges all of the obligations of this BTLA by which WISTER ASSOCIATED INC., ., is allowed non-exclusive use of the Biosphere technology and documentation for the purpose of marketing, selling, leasing and operating Systems in the licensed Countries. The Parties agree that this BTLA is given by BDC to WISTER ASSOCIATED INC., ., solely and only for the purpose of marketing, selling, leasing and operating Systems and that all plans, designs, and engineering, and any developments, modifications, alterations, enhancements and/or improvements arising there from as a result of this BTLA’s operation or arising in any format from the actions of WISTER ASSOCIATED INC., ., are and shall remain at all times the sole property of MCCORMACK and that MCCORMACK shall retain all other rights to the System in accordance with the assignment provided by MCCORMACK to BDC. The Parties agree that this BTLA as awarded by BDC to WISTER ASSOCIATED INC., ., does not transfer to WISTER ASSOCIATED INC., ., any rights, implied or otherwise to the Green Energy Credits that the Biosphere Systems will or can ever generate. The Parties agree that such Green Energy Credits as are produced pursuant to this BTLA are and remain the exclusive property of BDC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Disclosure:

BDC hereby permits access by WISTER ASSOCIATED INC., ., to such technological information as is needed for WISTER ASSOCIATED INC., ., to sell, lease and or operate Biosphere Process Systems.

2.	Consideration for Permit.

BDC grants this license for a period of ten (10) years in return for:

1). The sum of one million United States Dollars USD$1,000,000.00 to be paid to BDC per machine sold by Wister Associated Inc., ., plus

2). WISTER ASSOCIATED INC., ., selling 25 Biosphere Process System’s per year; plus

3). The payment to BDC by WISTER ASSOCIATED INC., .,  of an annual royalty equal to 20% of the gross revenue generated by the use of Biosphere System sold under this license for the complete operational life time of the Systems, 25 years. The mechanism for auditing, protecting and collecting this annual royalty fee will be developed between the parties and appended hereto within 30 days of the date hereto.

3.	Manufacturing.

Biosphere Development Corp agrees to review its manufacturing agreements to provide for sufficient Biosphere Process System manufacturing capacity to match the intended sales of WISTER ASSOCIATED INC., .

4.	Representations and Warranties.

The Parties represent warrant and covenant as follows:

A.           Title; Infringement. BDC enjoys good and marketable title and rights to the System, including the copyright to the System, and has all necessary rights to enter into this BTLA without violating any other agreement or commitment of any sort. BDC does have outstanding agreements and understandings, written and oral, concerning the System design with a number of manufacturers. The System does not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right.

B.           Authority Relative to this BTLA. This BTLA is a legal, valid and binding obligation of the Parties. No consent or approval by any person or entity or public authority is required to authorize or is required in connection with the execution, delivery or performance of this BTLA by the Parties.

5.	No Brokers.

All negotiations relative to this BTLA have been conducted by BDC directly with WISTER ASSOCIATED INC., .,, without the intervention of any third person(s), and in such manner as to not give rise to any valid claim against the Parties hereto for brokerage commissions, finder's fees or other like payments.

6.           Consents, Further Instruments and Cooperation.

WISTER ASSOCIATED INC., ., and BDC shall each use their respective best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this BTLA. BDC shall execute, or cause its employees and agents to deliver, any required material or other similar document or instrument, following WISTER ASSOCIATED INC., .,'S reasonable request. WISTER ASSOCIATED INC., ., will execute and record all other instruments required from time to time by BDC or MCCORMACK, including but not limited to the execution and recordation of documents evidencing the rights and title of BDC or MCCORMACK in and to the Systems.

7.            BDC's Use of the Systems

BDC retains hereby and by way of its assignment from MCCORMACK all rights whatsoever in the System and does retain the right to use the System, or any material relating to the System for any purpose, personal, commercial, or otherwise. WISTER ASSOCIATED INC., ., and BDC furthermore shall maintain all information relating to the System or use of the System in confidence and shall have the right to disclose any aspect of the System to any third party without the prior written consent of McCormack. WISTER ASSOCIATED INC., ., agrees not to participate in any activities relating to development, marketing or sale of the System or competing technologies that would compete, directly or indirectly, with BDC's marketing or distribution of the System unless otherwise permitted in writing, in advance, from BDC.

8.	No Assignment.

WISTER ASSOCIATED INC., ., may not assign this BTLA or any obligation herein without the prior written consent of BDC, which will not be unreasonably withheld.  WISTER ASSOCIATED INC., ., is not restricted from assigning portions of its obligations to subsidiaries while in the process of purchasing and operating additional systems, nor is WISTER ASSOCIATED INC., ., restricted from sub-contracting with companies in its normal course of business, in order to remain competitive, as referenced in Section 9. This BTLA shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, personal representatives, successors and assigns. WISTER ASSOCIATED INC., ., may not assign this BTLA or any part hereto

9.	Entire Agreement.

This BTLA contains the entire understanding of the Parties, and supersedes any and all other agreements presently existing or previously made, written or oral, between WISTER ASSOCIATED INC., ., and BDC concerning its subject matter. This BTLA may not be modified except in writing and signed by both Parties.

10.	Return of Documentation and records.

WISTER ASSOCIATED INC., ., when requested by BDC, will deliver to BDC all copies of all documents relating to the services performed, including subcontractor bids, test results, laboratory analyses, plans, blue prints, designs, and architectural drawings, and shall maintain a complete documentary record of any and all activities performed under this agreement. WISTER ASSOCIATED INC., ., shall maintain true and correct records and catalogues in connection with each service performed and all transactions related thereto and shall retain all such records for twenty-four (24) months after the end of the calendar year in which the last service pursuant to this Agreement was performed before returning all such records to BDC. All records including test results, laboratory analyses, plans, blue prints, designs etc, shall be maintained for BDC by WISTER ASSOCIATED INC., .., in. a suitably secure fashion so as to avoid their unintended dissemination to unrelated third parties or competitors of BDC. WISTER ASSOCIATED INC., ., is expressly forbidden from providing any information, documentation, designs, plans or operating information to any third party without the express written consent of both MCCORMACK and BDC.

11.	Severability.
A.           This Agreement shall be interpreted and construed according to, and governed by, the law in force in the Special Administrative Region of Hong Kong PRC, and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for determining any dispute concerning this agreement.

B.           If any provision of this BTLA is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this BTLA nevertheless will continue in full force and effect without being impaired or invalidated in any way.

C.           In any action or proceeding to enforce rights under the agreement, the prevailing party will be entitled to recover its costs and attorneys' fees.

12.	Notices.

All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid:

If to WISTER ASSOCIATED INC., .,: ____________________________

53rd Street Urbanization Obarrio
Swiss Tower 10th Floor
Panama
Republic of Panama

If to BDC:	Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
Tel	+1 561 892 7930
Fax	+1 561 459 3813
Email	drca2005@msn.com

13.	Relationship of the Parties.

The relationship between WISTER ASSOCIATED INC., ., and BDC under this BTLA is that of Permittee and Permitting Party. Nothing in this BTLA is intended to be construed so as to suggest that the Parties hereto are partners or joint ventures, or that either Party hereto or its employees are the employee or agent of the other. Except as expressly set forth herein, neither WISTER ASSOCIATED INC., ., nor BDC has no authority and neither express nor implied right or authority under this BTLA to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

14.	Headings.

Headings used in this BTLA are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this BTLA the 10th February 2009.
FOR Biosphere Development Corp (Bahamas)

BY:		Witness:
Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
For and on behalf of Biosphere Development Corp (Bahamas).
FOR WISTER ASSOCIATED INC., .,

BY:	__________Jose E Silna R___	Witness: _______Marta de Saavedra___________

And now enter Dr. CA McCormack who signifies acceptance of all of the undertakings and obligations of this BTLA in his favour as third party beneficiary thereof.

Witness:
Dr. CA McCormack